Exhibit 3.5

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SAILFISH ENERGY HOLDINGS CORPORATION

Sailfish Energy Holdings Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation immediately prior to the effectiveness of this Amended and Restated Certificate of Incorporation was Sailfish Energy Holdings Corporation, and the name of the Corporation upon such effectiveness shall be Talos Energy Inc.

2. The Corporation was incorporated by filing its original Certificate of Incorporation under the name Sailfish Energy Holdings Corporation with the Secretary of State of Delaware on November 14, 2017 (the “Original Certificate”).

3. This Amended and Restated Certificate of Incorporation (as amended, restated or modified from time to time, including pursuant to the adoption or amendment of any Preferred Stock Certificate of Designation (as defined below), this “Certificate”) amends and restates the Original Certificate and has been duly adopted in accordance with Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware (the “DGCL”) and by the Stockholders of the Corporation by written consent in lieu of meeting in accordance with the DGCL.

4. The Original Certificate of the Corporation is hereby amended, integrated and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the Corporation is “Talos Energy Inc.”.

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 300,000,000, of which 30,000,000 shares shall be preferred stock, par value of $.01 per share (the “Preferred Stock”), and 270,000,000 shares shall be common stock, par value of $.01 per share (the “Common Stock”).

Section 4.2 Preferred Stock.

(a) The Board of Directors of the Corporation (the “Board”) is authorized to provide for the issuance from time to time of Preferred Stock in one or more series by filing a certificate of the voting powers (if any), designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any (a “Preferred Stock Certificate of Designation”), pursuant to the applicable provisions of the DGCL, as are stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board and dependent on facts ascertainable outside such Preferred Stock Certificate of Designation or resolution or resolutions providing for the issuance thereof adopted by the Board, including, but not limited to, determination of any of the following:

i. the distinctive designation of the series, whether by number, letter or title, and the number of shares which will constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding and except to the extent otherwise provided in the applicable Preferred Stock Certificate of Designation) from time to time by action of the Board;

ii. the dividend rate or rates on the shares of that series, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

iii. whether that series shall have voting rights, in addition to any voting rights required by law, and, if so, the terms of such voting rights;

iv. whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

v. whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in the event of redemption, which amount may vary under different conditions and at different redemption dates;

vi. whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

vii. the rights of the shares of that series in the event of voluntary or involuntary liquidation, distribution of assets, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

viii. any other relative rights, powers, and preferences, and the qualifications, limitations and restrictions thereof, of that series.

(b) The terms of any series, including voting rights, may be made dependent upon facts ascertainable outside this Certificate and the Preferred Stock Certificate of Designation, provided that the manner in which such facts shall operate upon such terms is clearly and expressly set forth in this Certificate or in the Preferred Stock Certificate of Designation. Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate or pursuant to the DGCL.

(c) Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board and without limiting the authority of the Board set forth in Section 4.2(a)(i), the number of authorized shares of any class or series of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power irrespective of the provisions of Section 242(b)(2) of the DGCL.

(d) All shares of any one series of Preferred Stock so designated by the Board shall be identical, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

Section 4.3 Common Stock

(a) Dividends. Subject to the provisions of any Preferred Stock Certificate of Designation, the Board may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board, declare and pay dividends on the Common Stock of the Corporation. No dividend (other than a dividend in capital stock ranking on a parity with the Common Stock or cash in lieu of fractional shares with respect to such stock dividend) shall be declared or paid on any share or shares of any class of stock or series thereof that by the express terms of such class of stock or series thereof ranks on parity with the Common Stock in respect of payment of dividends for any dividend period unless there shall have been declared, for the same dividend period, like proportionate dividends on all shares of Common Stock then outstanding.

(b) Liquidation. Subject to the provisions of any Preferred Stock Certificate of Designation, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and payment or setting aside for payment of any preferential amount due to the holders of any other class or series of stock, the holders of the Common Stock shall be entitled to receive ratably any or all assets remaining to be paid or distributed.

(c) Voting Rights. Subject to Section 4.2(b), the holders of the Common Stock of the Corporation shall be entitled to one vote for each share of such stock held by them on all matters submitted to the holders of Common Stock.

Section 4.4 Prior, Parity or Junior Stock

(a) Whenever reference is made in this Article IV to shares “ranking prior to” another class of stock or “on a parity with” another class of stock, such reference shall mean and include all other shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, as applicable, are given preference over, or rank on an equal basis with, as the case may be, the rights of the holders of such other class of stock.

(b) Whenever reference is made to shares “ranking junior to” another class of stock, such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are junior and subordinate to the rights of the holders of such class of stock.

(c) Except as otherwise provided herein or in any Preferred Stock Certificate of Designation (i) each series of Preferred Stock ranks on a parity with each other and each ranks prior to the Common Stock and (ii) Common Stock ranks junior to Preferred Stock.

Section 4.5 Reservation and Retirement of Shares

(a) The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, the full number of shares of Common Stock into which all shares of any series of Preferred Stock having conversion privileges from time to time outstanding are convertible (except, to the extent provided in any Preferred Stock Certificate, where the conversion is conditioned upon the sufficient availability of authorized but unissued shares of Common Stock and shares of Common Stock held in treasury).

(b) Unless otherwise provided in a Preferred Stock Certificate of Designation with respect to a particular series of Preferred Stock, all shares of Preferred Stock redeemed or acquired (as a result of conversion or otherwise) by the Corporation shall be retired and restored to the status of authorized but unissued shares.

Section 4.6 No Preemptive Rights. No holder of shares of stock of the Corporation shall have any preemptive or other rights, except as such rights are expressly provided by contract, an amendment to this Certificate or any Preferred Certificate of Designation to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock; but such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Board to such persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as to which the Corporation shall have by binding contract agreed.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 General Powers. Except as otherwise provided by applicable law or this Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board, subject to (i) the Board’s right or obligation to delegate any such authority to a committee of the Board as required or permitted by the Bylaws or the Stockholders’ Agreement and (ii) any limitations or restrictions on the Board’s authority expressly provided in the Stockholders’ Agreement.

Section 5.2 Number and Election. The position of chairman of the Board shall be held by a director qualifying as a Company Independent Director elected by a majority of the directors then in office until the second annual meeting of the stockholders held after the Effective Date, after which time the position of chairman of the Board may be held by any director elected by the majority of the directors then in office. For purposes of this Certificate, “Whole Board” shall mean the total number of authorized directorships. Unless and except to the extent that the Bylaws shall so require, the election of directors to the Board need not be by written ballot. If the Corporation solicits proxies with respect to the election of directors, the Corporation shall be required, subject to the provisions of the Stockholders’ Agreement, to include in the Corporation’s proxy materials (including any form of proxy it distributes), each Green Designee and Non-Green Designee designated in accordance with the Stockholders’ Agreement.

Section 5.3 Classes of Directors; Term of Office. The Board shall be and is divided into three classes, as nearly equal in number as possible, designated: Class I, Class II and Class III. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. No decrease in the number of directors shall shorten the term of any incumbent director. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each director initially appointed to Class I shall serve for a term expiring at the first annual meeting of stockholders held after the Effective Date; each director initially appointed to Class II shall serve for a term expiring at the second annual meeting of stockholders held after the Effective Date; and each director initially appointed to Class III shall serve for a term expiring at the third annual meeting of stockholders held after the Effective Date; provided, further, that a director shall continue to serve as a director until the election and qualification of his successor or until his earlier death, resignation or removal. The Board is hereby authorized to assign members of the Board who are already in office to Class I,

Class II and Class III, with such assignment to be effective at the time this sentence becomes effective. Unless otherwise provided in one or more Preferred Stock Certificates of Designation, the foregoing provisions of this paragraph shall not apply to any director elected exclusively by one or more series of Preferred Stock.

Section 5.4 Quorum. Except as otherwise required by law, this Certificate or the Bylaws, a majority of the Whole Board shall constitute a quorum for the transaction of business at any meeting of the Board. A majority of the directors present (though less than such quorum) may adjourn the meeting from time to time without further notice.

Section 5.5 Manner of Acting. Every act or decision done or made by a majority of the directors present at a meeting at which a quorum is present shall be regarded as the act of the Board, unless the act of a greater number is required by law, this Certificate, the Bylaws or the Stockholders’ Agreement.

Section 5.6 Vacancies. Except as otherwise required by law, and subject to the terms of any Preferred Stock Certificate of Designation, any vacancy or newly created directorships in the Board, however occurring, shall be filled only by a majority of the directors then in office, although less than a quorum, by a sole remaining director, or by a committee of the Board authorized to fill any such vacancies or newly created directorships, and shall not be filled by the stockholders of the Corporation. Notwithstanding the foregoing, in the event a Green Director shall cease to serve as a director for any reason, so long as the nominee for such person’s position is subject to nomination pursuant to the Stockholders’ Agreement, the vacancy therefrom shall be filled either (i) by the same Person(s) who designated such Green Director who has ceased serving as a director on the Board or (ii) by a majority of the directors then in office, but only with the nominee designated by such Person(s) identified in (i). A director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen, and shall remain in office until the election and qualification of a successor or such director’s earlier death, resignation or removal. If any applicable provision of the DGCL expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of the holders of a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors.

Section 5.7 Removal and Resignation of Directors. Subject to the terms and conditions of the Stockholders’ Agreement, directors (other than directors elected exclusively by the holders of one or more series of Preferred Stock) may be removed only for cause, and only by the affirmative vote of the stockholders that together hold at least 66 2/3% of the voting power of the outstanding shares of the Corporation entitled to vote in any annual election of directors or class of directors.

ARTICLE VI

ACTION BY WRITTEN CONSENT

Section 6.1 Action by Written Consent. Before the Sunset Date, the stockholders of the Corporation may consent to any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation without a meeting in accordance with Section 228 of the DGCL and subject to any requirements set forth in the Bylaws. Subject to the terms of any Preferred Stock Certificate of Designation, on and after the Sunset Date any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent or consents of the stockholders in lieu of a stockholder meeting.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Limitation on Director Liability. To the fullest extent that the DGCL or any other law of the State of Delaware as the same exists or is hereafter amended permits the limitation or elimination of the liability of directors, no person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (or any successor provision thereto), or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of this Section 7.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 7.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal, amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal, amendment or adoption of such inconsistent provision.

Section 7.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably and actually incurred or suffered by such Indemnitee in connection with such Proceeding.

(b) To the fullest extent permitted by law, an Indemnitee shall also have the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such Proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, an advancement of expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that the Indemnitee is not entitled to be indemnified for the expenses under this Article VII or otherwise. The rights to indemnification and advancement of expenses conferred by this Article VII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Article VII, except for Proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

Section 7.3 Cumulative Rights. The rights to indemnification and advancement of expenses conferred on any Indemnitee by this Article VII shall not be exclusive of any other rights that any Indemnitee may have or hereafter acquire under law, this Certificate, the Bylaws, the Stockholders’ Agreement, an agreement, vote of stockholders or disinterested directors, or otherwise.

Section 7.4 Amendments. Any repeal or amendment of this Article VII by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Article VII, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 7.5 Additional Indemnitees. This Article VII shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Indemnitees.

ARTICLE VIII

RELATED PERSONS; CORPORATE OPPORTUNITY

Section 8.1 Related Party Transactions.

(a) Neither any contract or other transaction between the Corporation and any other corporation, partnership, limited liability company, joint venture, firm, association, or other entity (an “Entity”), nor any other acts of the Corporation with relation to any other Entity will, in the absence of fraud, in any way be invalidated by the fact that any one or more of the directors or officers of the Corporation have a pecuniary interest or are otherwise interested in, or are directors, officers, partners, or members of, such other Entity (such directors, officers, and Entities, each a “Related Person”). The fact that any Related Person may be a party to, or may have a pecuniary interest or are otherwise interested in, any contract or transaction of the Corporation, shall not affect the validity of such contract or transaction; provided, that the fact that such person is a Related Person is disclosed or is known to the Board or a majority of directors present at any meeting of the Board at which action upon any such contract or transaction is taken; and any director of the Corporation who is also a Related Person may be counted in determining the existence of a quorum at any meeting of the Board during which any such contract or transaction is authorized and may vote thereat to authorize any such contract or transaction, with like force and effect as if such person were not a Related Person. Any director of the Corporation may vote upon any contract or any other transaction between the Corporation and any Subsidiary or affiliated corporation without regard to the fact that such person is also a director or officer of such Subsidiary or affiliated corporation.

(b) Any contract, transaction or act of the Corporation or of the directors that is ratified in good faith at any annual meeting of the stockholders of the Corporation, or at any special meeting of the stockholders of the Corporation called for such purpose, shall not be void or voidable by reason of a Related Person’s interest therein insofar as permitted by applicable law; provided, however, that any failure of the stockholders to approve or ratify any such contract, transaction or act, when and if submitted, will not be deemed in any way to invalidate the same or deprive the Corporation, its directors, officers or employees, of its or their right to proceed with such contract, transaction or act.

Section 8.2 Corporate Opportunity.

(a) Subject to any express agreement that may from time to time be in effect, (x) any director or officer of the Corporation (other than a person then serving as a full-time employee of the Corporation) who is also an officer, director, employee, managing director or other affiliate of a Principal Stockholder and (y) the Principal Stockholders, may, and shall have no duty not to, in each case on behalf of the Principal Stockholders (the persons and entities in clauses (x) and (y), each a “Covered Person”), (i) carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director or stockholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation, (ii) do business with any client, customer, vendor or lessor of any of the Corporation or its affiliates, and (iii) make investments in any kind of property in which the Corporation may make investments. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation to participate in any business of the Principal Stockholders, and waives any claim against a Covered Person and shall indemnify a Covered Person against any claim that such Covered Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of such person’s or entity’s participation in any such business. In the event that a Covered Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Person, in his or her Principal Stockholder-related capacity, or a Principal Stockholder and (y) the Corporation, the Covered Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Corporation. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation in such corporate opportunity and waives any claim against each Covered Person and shall indemnify a Covered Person against any claim, that such Covered Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Covered Person (i) pursues or acquires any corporate opportunity for its own account or the account of any affiliate, (ii) directs, recommends, sells, assigns, or otherwise transfers such corporate opportunity to another person or (iii) does not communicate information regarding such corporate opportunity to the Corporation, provided, however, in each case, that any corporate opportunity which is expressly offered to a Covered Person in writing solely in his or her capacity as an officer or director of the Corporation shall belong to the Corporation. The Corporation shall pay in advance any expenses incurred in defense of such claim as provided in Article VII.

(b) Neither the amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate or the Bylaws, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate, reduce or otherwise adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

(c) If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VIII (including, without limitation, each portion of any paragraph of this Article VIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of any paragraph of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by applicable law.

(d) This Article VIII shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Amended and Restated Certificate of Incorporation, the bylaws of the Corporation or applicable law. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VIII.

ARTICLE IX

AMENDMENTS

Section 9.1 Amendment of Certificate.

(a) The Corporation shall have the right, subject to any express provisions or restrictions contained in this Certificate or the Bylaws, from time to time, to amend this Certificate or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Certificate or any amendment thereof are conferred subject to such right, except as otherwise expressly provided in this Certificate.

(b) Subject to the terms of any Preferred Stock Certificate of Designation and any greater vote required by law, this Certificate may be amended, modified or repealed upon the affirmative vote of the stockholders that together hold a majority of the voting power of the outstanding shares of the Corporation entitled to vote thereon.

Section 9.2 Amendment of Bylaws.

(a) In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. In addition to any other vote required by law or provided by the Bylaws or a Preferred Stock Certificate of Designation, the Board of Directors shall not amend, alter or repeal the Bylaws without obtaining the approval of a majority of the directors then in office.

(b) In addition to any other vote required by law or provided in the Bylaws or a Preferred Stock Certificate of Designation, any provision of the Bylaws may be amended, altered or repealed by the stockholders of the Corporation (i) before the Sunset Date, by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation outstanding and entitled to vote thereon and (ii) on and after the Sunset Date, by the affirmative vote of the holders of at least 66 2/3% of the voting power of the capital stock of the Corporation outstanding and entitled to vote thereon.

ARTICLE X

WAIVERS

The Corporation shall not be governed by or subject to Section 203 of the DGCL.

ARTICLE XI

SEVERABILITY

If any provision or provisions of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate (including, without limitation, each such portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XII

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder (including a beneficial owner of stock) of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate or the Bylaws or (d) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in any share of capital stock of the Corporation shall be deemed to have notice of and consent to the provisions of this Article XII.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Certain Definitions. Capitalized terms that are used but not defined in this Certificate, but that are defined in the Stockholders’ Agreement, have the respective meanings assigned to such terms in the Stockholders’ Agreement. As used herein, the following terms shall have the meanings specified in this Section 13.1:

“Bylaws” means the Amended and Restated Bylaws of the Corporation adopted as of May 10, 2018, as the same may be amended, restated or supplemented from time to time.

“Effective Date” means the date on which the filing of this Amended and Restated Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware becomes effective.

“Principal Stockholders” means the Apple Parties and the Ride Parties.

“Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of May 10, 2018, by and among the Corporation and the other parties thereto, as the same may be amended, restated or supplemented from time to time.

“Sunset Date” means the first date on which the Principal Stockholders, in the aggregate, beneficially own (as determined in accordance with the Stockholders’ Agreement) 50% or less of the Common Stock then outstanding.

Section 13.2. Facts Ascertainable. When the terms of this Certificate refer to a specific agreement or other document or a decision by any body, person or entity to determine the meaning or operation of a provision hereof, the secretary of the Corporation shall maintain a copy of such agreement, document or decision at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor. Unless otherwise provided in this Certificate, a reference to any specific agreement or other document shall be deemed a reference to such agreement or document as amended, restated or supplemented from time to time in accordance with the terms of such agreement or document.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 10th day of May, 2018.

SAILFISH ENERGY HOLDINGS CORPORATION

By:	/s/ Timothy S. Duncan
Name:	Timothy S. Duncan
Title:	President and Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation of Sailfish Energy Holdings Corporation]